Exhibit 21.1

KMG Chemicals, Inc.

Subsidiaries (as of July 31, 2018)

Name	Jurisdiction
Flowchem LLC	Delaware
Flowchem Acquisition LLC	Delaware
Flowchem Export Company	Texas
Flowchem Holdings LLC	Delaware
Flowchem Intermediate Holdings LLC	Delaware
FLX Inc.	Texas
KMG-Bernuth, Inc.	Delaware
KMG de Mexico, SA de CV	Mexico
KMG Electronic Chemicals, Inc.	Texas
KMG Electronic Chemicals Luxembourg Holdings S.a.r.l.	Luxembourg
KMG Electronic Chemicals Limited	United Kingdom
KMG Electronic Chemicals Pte. Ltd.	Singapore
KMG Electronic Chemicals SAS	France
KMG FCM, Inc.	Delaware
KMG-Flowchem, Inc.	Delaware
KMG Industrial Lubricants Canada, Inc.	British Columbia
KMG Italia, S.r.l.	Italy
KMG Singapore Pte. Ltd.	Singapore
KMG Ultra Pure Chemicals Limited	United Kingdom
KMG Ultra Pure Chemicals SAS	France
KMG Ultra Pure Chemicals SDN BHD	Malaysia
KMG Val-Tex, LLC	Texas
MPower Specialty Chemicals LLC	Texas
Sealweld (USA), Inc.	Texas
Sealweld Corporation (2003), Inc.	Nevada

Subsidiaries that in the aggregate do not constitute a “significant subsidiary” have been excluded.